SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) dated November 30, 2010 (the “Closing Date”), is by and among Valley Anesthesia Educational Programs, Inc., an Iowa corporation (together with its successors and assigns who may hold Subordinated Debt from time to time, collectively, “Subordinated Lender” or “Valley Seller”), Valley Anesthesia, Inc., a Delaware corporation (“Borrower”), and Deerpath Funding, LP, a Delaware limited partnership (“Deerpath” or “Agent” and, collectively with Deerpath and any other Lenders and their respective successors or assigns who may hold Senior Debt from time to time, “Senior Lender”).

RECITALS:

A.          Borrower and Senior Lender are parties to that certain Loan Agreement dated the date hereof (as amended, supplemented or restated from time to time, the “Senior Loan Agreement”), by and among Oak Tree Educational Partners, Inc., a Delaware corporation formerly known as Florham Consulting Corp., Borrower and their respective subsidiaries, current and future, as borrowers, Deerpath and the other lenders from time to time party thereto, as lenders (the “Lenders”), and Deerpath, as administrative agent and collateral agent for itself and the other lenders, pursuant to which Senior Lender has agreed to make the Term Loan (as defined in the Senior Loan Agreement) to Borrower.

B.          Borrower and Subordinated Lender are parties to that certain Agreement of Purchase of Assets dated August 20, 2009 (the “Purchase Agreement”), pursuant to which, among other things, Borrower purchased and acquired all of the Purchased Assets (as defined in the Purchase Agreement) subject to the terms and conditions set forth therein.

C.          Pursuant to the Purchase Agreement, Subordinated Lender agreed to finance a portion of the purchase price under the Purchase Agreement, and Borrower executed and delivered that certain Six Year Term Note dated as of August 20, 2009, made payable to Subordinated Lender in the initial principal amount of $2,000,000 (as amended, supplemented, replaced or restated from time to time, the “Subordinated Note”).

D.          In connection with this Agreement, Borrower and its affiliates and Subordinated Lender are entering into that certain Amended and Restated Security Agreement dated as of the date hereof (as amended, supplemented, replaced or restated from time to time, the “Subordinated Security Agreement”), which amends and restates in its entirety the Security Agreement dated as of August 20, 2009, entered into by Borrower and Subordinated Lender in connection with the Subordinated Note, and pursuant to which Borrower granted a security interest in its assets to Subordinated Lender to secure the Subordinated Note.

E.           As an inducement and a condition to Senior Lender entering into the Senior Loan Agreement with Borrower, Senior Lender has required that Subordinated Lender and Borrower enter into this Agreement to subordinate the rights and remedies of Subordinated Lender under the Subordinated Debt Documents to the rights and remedies of Senior Lender under the Senior Debt Documents.

AGREEMENTS:

In consideration of the mutual covenants and promises of this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Subordinated Lender, and Senior Lender agree as follows:

1.      Definitions As used in this Agreement,

Agreement has the meaning set forth in the introductory paragraph hereto.

Bankruptcy Code means Title 11 of the United States Code, as amended from time to time.

Borrower has the meaning set forth in the introductory paragraph hereto.

Business Day means any day which is not a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or obligated to close.

Closing Date has the meaning set forth in the introductory paragraph hereto.

Collateral has the meaning set forth in the Senior Loan Agreement.

Debt means (without duplication), for any Person, (a) all obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) capital leases and other obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) all guaranties, endorsements, and other contingent liabilities with respect to Debt or obligations of others.

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the Rights of creditors generally, as in effect from time to time and as hereafter amended.

Default means a default or event of default (after any applicable grace period) under the Senior Debt Documents or the Subordinated Debt Documents, as applicable.

GAAP means generally accepted accounting principles in the United States set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes a private mediation or arbitration board or panel.

Laws means all applicable present and future federal, state, local and foreign statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, and the terms of any license or permit issued by any Governmental Authority.

Lenders has the meaning set forth in the Recitals.

Lien means any lien, mortgage, security interest, collateral assignment, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other Right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of general creditors of the owner of the property or assets.

Obligation has the meaning set forth in the Senior Loan Agreement.

Payment Blockage Notice means a written notice from Senior Lender to Borrower and Subordinated Lender that a Default exists under the Senior Debt Documents and that Senior Lender is invoking a Payment Blockage Period.

Payment Blockage Period means the period commencing on the date of a Default specified in a Payment Blockage Notice and ending on the earliest to occur of (a) six (6) months following the date of the Payment Blockage Notice, (b) six (6) months following the date such Payment Blockage Period was deemed to exist pursuant to Section 4(g), (c) the date on which Subordinated Lender has been given or receives from Senior Lender (or its representative) written notice that the Payment Blockage Period has ended, (d) the date on which such Default is cured (as acknowledged by Senior Lender in writing) or waived in writing by Senior Lender in accordance with the Senior Debt Documents, or (e) the date, if any, on which the Senior Debt is paid in full and the Senior Loan Agreement has been terminated.  A Payment Blockage Period is also deemed to exist during certain times regardless of whether or not a Payment Blockage Notice has been issued, as set forth in Section 4(g).

Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Proceeding means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

Purchase Agreement has the meaning set forth in the Recitals.

Purchased Assets has the meaning set forth in the Purchase Agreement.

Remedy Blockage Notice means a written notice from Senior Lender to Borrower and Subordinated Lender invoking a Remedy Blockage Period based on a Default under the Subordinated Debt Documents.

Remedy Blockage Period means the period commencing on the date of a Default specified in a Remedy Blockage Notice and ending on the earliest to occur of (a) six (6) months following the date of the Remedy Blockage Notice, (b) six (6) months following the date such Remedy Blockage Period was deemed to exist pursuant to Section 5(f), (c) the date on which Subordinated Lender receives from Senior Lender (or its representative) written notice that the Remedy Blockage Period has ended, (d) the date on which such Default under the Subordinated Debt Documents is cured or waived (as acknowledged by Subordinated Lender in writing delivered to Senior Lender and Borrower), or (e) the date, if any, on which the Senior Debt is paid in full and the Senior Loan Agreement has been terminated.  A Remedy Blockage Period is also deemed to exist during certain times regardless of whether or not a Remedy Blockage Notice has been issued, as set forth in Section 5(f).

Reorganization Subordinated Securities means any debt or equity securities of Borrower or any other Person that are distributed to Subordinated Lender in respect of the Subordinated Debt owing to Subordinated Lender pursuant to a confirmed plan of reorganization.

Right or Rights means rights, remedies, powers, privileges and benefits.

Senior Debt means and, solely for purposes of this Agreement, shall be limited to the sum of (a) a maximum of $10,000,000 in principal amount of the “Obligation” under and as defined in the Senior Loan Agreement (or such lesser amount as may constitute the Obligation), plus (b) all interest, fees and expenses payable to the Senior Lender with respect such $10,000,000 maximum principal amount of the Obligation, now or hereafter owing by Borrower to Senior Lender.  For purposes of this Agreement, any and all payments, credits, or offsets under or on account of any Obligation of the Borrowers under the Senior Debt Documents shall be deemed to be applied first to Senior Debt, as defined herein.

Senior Debt Documents means the Senior Loan Agreement and all “Loan Documents” (as defined in the Senior Loan Agreement) and all notes, security documents, guaranties, and other documents executed in connection with the Senior Loan Agreement.

Senior Lender has the meaning set forth in the introductory paragraph hereto.

Senior Loan Agreement has the meaning set forth in the Recitals.

Senior Secured Credit Facility means and includes any Debt of Borrower, including but not limited to Debt which has refinanced, renewed, replaced or extended all or any portion of the Senior Debt or a commercial bank credit facility entered into after the date hereof, which was given senior secured status and approved by Senior Lender.

Senior Secured Lender means the lender or lenders under, or the holder or holders of, any Senior Secured Credit Facility.

Senior Secured Subordination Agreement has the meaning set forth in Section 11(a).

Subordinated Debt means all principal, interest (including interest accrued after the commencement of any Proceeding), Valley Earn-Out Payments, fees, expenses and other payments and obligations now or hereafter owing under or in respect of the Subordinated Debt Documents.

Subordinated Debt Documents means (a) the Subordinated Note and any other promissory note issued by Borrower in exchange for or replacement of the Subordinated Note, (b) the Subordinated Security Agreement, (c) Sections 1.02(c) and 1.02(d) of the Purchase Agreement and (d) subject to Section 8, (i) any loan agreement, security agreement, guaranty or other agreement or instrument now or hereafter entered into in connection therewith, and (ii) any amendments or modifications to any of the foregoing.

Subordinated Lender has the meaning set forth in the introductory paragraph hereto.

Subordinated Note has the meaning set forth in the Recitals.

Subordinated Security Agreement has the meaning set forth in the Recitals.

Valley Earn-Out Payments means the earn-out payments required to be made by Subordinated Lender to the Valley Seller pursuant to Sections 1.02(c) and 1.02(d) of the Purchase Agreement.

Valley Permitted Payments has the meaning set forth in the Senior Loan Agreement.

2.      Subordination.

(a)         The Subordinated Debt, the Subordinated Debt Documents and all of Subordinated Lender’s Rights thereunder are expressly subordinate and junior to the Senior Debt, the Senior Debt Documents (to the extent of the Senior Debt defined herein) and all of Senior Lender’s Rights (to the extent of the Senior Debt defined herein) thereunder.  For purposes of this Section 2(a), the term “subordinate” means that, unless and until the Senior Debt has been paid in full in cash and all of Senior Lender’s commitments to extend credit under the Senior Debt Documents have terminated:

(i)           the payment of the Subordinated Debt is expressly subordinated to the prior payment in full in cash of all Senior Debt outstanding from time to time;

(ii)         Subordinated Lender may not demand, receive or accept any payment in respect of the Subordinated Debt (including, without limitation, scheduled payments, reimbursement payments, and mandatory and voluntary prepayments);

(iii)         Borrower may not make, give or permit  payment of, or on account of, the Subordinated Debt (including, without limitation, scheduled payments, reimbursement payments, and mandatory and voluntary prepayments);

(iv)         Borrower and Subordinated Lender will not permit any credit against or offset of the Subordinated Debt unless approved in advance in writing by Senior Lender; provided, that, Borrower may exercise its Rights to offset the Subordinated Note for amounts due to Borrower under the Purchase Agreement; and

(v)         subject to the terms of any amendment to this Agreement or any other subordination agreement entered into pursuant to Section 11, Senior Lender shall have a first priority Lien on all assets of Borrower to secure the Senior Debt, and such Lien shall at all times be senior to any Lien granted to Subordinated Lender to secure the Subordinated Debt.

(b)         Subject to the terms of any amendment to this Agreement or any other subordination agreement entered into pursuant to Section 11, all cash proceeds from any sale, exchange, casualty, destruction, condemnation, foreclosure, or other disposition of any assets of Borrower that are subject to a Lien in favor of Senior Lender or Subordinated Lender shall be applied first to satisfy the Senior Debt in full, and second to satisfy the Subordinated Debt, and Borrower, Subordinated Lender and Senior Lender hereby agree to make all necessary transfers among themselves with respect to such amounts to effect such application.

(c)         Subordinated Lender will hold for the benefit of Senior Lender, and pay over to Senior Lender, in the form received (with any necessary endorsements), to be applied to the Senior Debt, any and all monies, dividends or other assets received in violation of this Section 2, specifically including any such monies, dividends or other assets received after the commencement of any Proceeding.

(d)         At its option, Senior Lender may take or omit to take any action or assert any claim with respect to the Senior Debt, or any Person primarily or secondarily liable thereon, or foreclose or realize upon or enforce any of its Rights with respect to Borrower’s assets subject to its Lien, without Subordinated Lender’s consent.

(e)         Subject to the terms of any amendment to this Agreement or any other subordination agreement entered into pursuant to Section 11, Subordinated Lender may have a subordinated Lien on the Purchased Assets to secure the Subordinated Debt.  Any Lien in favor of Subordinated Lender shall be fully subordinate to any and all Liens in favor of Senior Lender which secure the Senior Debt.  Subordinated Lender and Borrower agree to execute, at Borrower’s sole cost and expense (including reimbursement of Subordinated Lender’s attorneys’ and consultants’ fees and costs), any and all other instruments reasonably requested by Senior Lender to further evidence the subordination of the Subordinated Debt (and the Liens in favor of Subordinated Lender) to the Senior Debt (and the Liens in favor of Senior Lender) as provided in this Agreement.

(f)          Notwithstanding the foregoing to the contrary:

(i)           if no Payment Blockage Period is in effect, Borrower may make or pay when due and payable, and Subordinated Lender may accept or receive:

(A)           regularly scheduled required payments (but not mandatory or voluntary prepayments except with the prior written consent of Senior Lender) of principal and interest under the Subordinated Debt, as set forth in the Subordinated Debt Documents;

(B)           payments to reimburse Subordinated Lender, as provided for herein or in the Subordinated Debt Documents;

(C)           Valley Permitted Payments, as, when and to the extent permitted under the Senior Loan Agreement; and

(D)           Valley Earn-Out Payments, as, when and to the extent earned and due and payable under the Purchase Agreement.

(ii)          if a Payment Blockage Period is in effect, Borrower may not make or pay, and Subordinated Lender may not accept or receive, any payment or reimbursement of any nature in respect of the Subordinated Debt, or any offsets against the principal and interest of the Subordinated Debt, until the Payment Blockage Period ends; provided, that, Borrower may exercise its Rights to offset the Subordinated Note for amounts due to Borrower under the Purchase Agreement.

3.      Notices of Default or Potential Default.

(a)         Borrower is required to give immediate written notice to Senior Lender and Subordinated Lender as soon as it becomes aware of a Default or a Potential Default under the Senior Debt Documents or the Subordinated Debt Documents.

(b)         Senior Lender shall give written notice to Subordinated Lender of any Default under the Senior Debt Documents, promptly after it becomes aware of such Default; provided, that, the failure of Senior Lender to give such notice shall not (i) result in a waiver of any of its Rights under this Agreement or the Senior Debt Documents, (ii) result in any liability to any party to this Agreement, or (iii) limit or alter the effect of Section 4(g) of this Agreement.

(c)         Subordinated Lender shall give written notice to Senior Lender of any Default under the Subordinated Debt Documents, promptly after it becomes aware of such Default; provided, that the failure of Subordinated Lender to give such notice shall not (i) result in a waiver of any of its Rights under this Agreement or the Subordinated Debt Documents, (ii) result in any liability to any party to this Agreement, or (iii) limit or alter the effect of Section 5(f) of this Agreement.

4.      Payment Blockage Period.

(a)         Senior Lender may issue a Payment Blockage Notice if a Default exists under the Senior Debt Documents.

(b)         Senior Lender may issue any number of Payment Blockage Notices in respect of a Default under the Senior Debt Documents.

(c)         Senior Lender may not issue a new Payment Blockage Notice during an existing Payment Blockage Period.

(d)         Senior Lender is not obligated to send a Payment Blockage Notice upon the occurrence of a Default under the Senior Debt Documents, and Senior Lender may send a notice of Default without invoking a Payment Blockage Period.

(e)         Once a Payment Blockage Period ends, to the extent permitted by Section 2, Borrower may resume making, and Subordinated Lender may receive, regularly scheduled principal and interest payments (but not mandatory or voluntary prepayments except with the prior written consent of Senior Lender) in respect of the Subordinated Debt (including, without limitation, those payments that were suspended during the Payment Blockage Period) when due and payable, together with any outstanding and past due interest payments, all as set forth in the Subordinated Debt Documents; provided, that such payments do not create a Default under the Senior Debt Documents.

(f)          4(f) Notwithstanding anything to the contrary in the Subordinated Debt Documents and except as provided below, during a Payment Blockage Period, the failure of Borrower to make any payment due in respect of the Subordinated Debt as a result of the effect of this Agrement may not be the sole basis for Subordinated Lender’s right, prior to the expiration of the Payment Blockage Period, to (i) declare a Default under the Subordinated Note or any other Subordinated Debt Document, and such failure to make a payment during the Payment Blockage Period shall not constitute a Default under the Subordinated Note or any other Subordinated Debt Document, or (ii) receive a penalty or default rate of interest under the Subordinated Debt Documents; provided, however, that following the expiration or termination of the Payment Blockage Period, all accrued and unpaid payments due under the Subordinated Note or any other Subordinated Debt Documents that have not been paid during the applicable Payment Blockage Period shall be paid in full within thirty (30) days following the expiration or termination of such Payment Blockage Period, unless and to the extent that any such payment would result in a Default under the Senior Debt Documents; and provided, further that if Borrower fails to make such payments in full within thirty (30) days following the expiration or termination of such Payment Blockage Period, even if any such payment would have resulted in a Default under the Senior Debt Documents, then Subordinated Lender shall have the right thereafter to (i) declare a Default under the Subordinated Note and/or any other Subordinated Debt Document, and (ii) receive a penalty or default rate of interest under the Subordinated Debt Documents pursuant to the terms thereof.

(g)         A Payment Blockage Period shall be deemed to exist (regardless of whether or not a Payment Blockage Notice has been issued) with respect to any Default under the Senior Debt Documents for a period of thirty (30) Business Days after the occurrence of such Default, and such Payment Blockage Period will continue in effect after such thirty (30) Business Day period if Senior Lender delivers a Payment Blockage Notice to Subordinated Lender.

5.      Remedy Blockage Period.

(a)         Except as permitted by Section 7, during a Remedy Blockage Period, Subordinated Lender may not do any of the following:  (i) demand, sue for or take from or on behalf of Borrower, by set-off (other than by exercise of Borrower’s Rights to offset the Subordinated Note for amounts due to Borrower under the Purchase Agreement) or in any other manner any moneys which may then or thereafter be owing by Borrower in respect of the Subordinated Debt, (ii) commence, or join with any Person in commencing, any suit, action or proceeding against Borrower (A) to enforce payment of or to collect all or any portion of the Subordinated Debt, or (B) to commence judicial enforcement of any of its Rights under the Subordinated Debt Documents or applicable Law, (iii) accelerate the principal of or interest on or any other amount under the Subordinated Debt, (iv) commence, or join with any Person in commencing, against Borrower or any of its property a Proceeding under any Debtor Relief Law, or (v) assert or attempt to enforce any Liens or any other pre-judgment or post-judgment Liens or assert any Rights in the assets of Borrower, or otherwise foreclose or realize upon any of the assets of Borrower

(b)         Senior Lender may issue a Remedy Blockage Notice if a Default exists under the Subordinated Debt Documents.

(c)         Senior Lender may issue any number of Remedy Blockage Notices in accordance with the provisions of this Section 5.

(d)         Senior Lender may not issue a Remedy Blockage Notice during a Remedy Blockage Period.

(e)         Senior Lender may not issue a Remedy Blockage Notice, nor shall a Remedy Blockage Period be deemed to exist under Section 5(f), with respect to a Default under the Subordinated Debt Documents solely as a result of the effect of this Agreement, including a Default resulting from the failure of Borrower to make any payment under the Subordinated Note during a Payment Blockage Period.

(f)          A Remedy Blockage Period shall be deemed to exist (regardless of whether or not a Remedy Blockage Notice has been issued) with respect to any Default under the Subordinated Debt Documents until such time as (i) Senior Lender has been given written notice from Subordinated Lender specifying such Default and including the details attendant thereto, and (ii) a period of ten (10) Business Days has expired from the date of Senior Lender was given  such notice without Senior Lender delivering a Remedy Blockage Notice to Subordinated Lender.

6.      Waiver and Subrogation.  Subordinated Lender hereby waives and agrees not to assert against Senior Lender any Rights that a guarantor or surety of any Debt of Borrower could assert.  Notwithstanding the immediately preceding sentence, nothing in this Agreement shall cause Subordinated Lender to be deemed or treated as a guarantor or surety.  Subordinated Lender shall be subrogated, to the extent of any amounts owing to Subordinated Lender but required to be paid over to Senior Lender by Subordinated Lender pursuant to the terms of this Agreement, to all Rights of Senior Lender to receive any payments or distributions applicable to the Senior Debt; provided, that Subordinated Lender may not enforce such Rights until all of the Senior Debt has been paid in full in cash and all of Senior Lender’s commitments to extend credit under the Senior Debt Documents have terminated.  Subordinated Lender shall have no claim against Senior Lender for any impairment of any subrogation rights granted to Subordinated Lender.

7.      Debtor Relief Laws and Liquidation.  In the event of any Proceeding under any Debtor Relief Laws involving Borrower (other than in its capacity as a creditor or a purchaser of assets):

(a)         Subordinated Lender may, and at Senior Lender’s request shall, duly and promptly execute, verify, deliver and file any claims, proofs of claim, or other instruments of similar character reasonably necessary to (i) have its claim allowed, or (ii) accelerate the maturity of and enforce the obligation of Borrower, in each case with respect to the Subordinated Debt.  Subordinated Lender hereby irrevocably authorizes, empowers and appoints Senior Lender its agent and attorney-in-fact, with full power of substitution, to (A) execute, verify, deliver and file such proofs of claim on behalf of Subordinated Lender upon the failure of Subordinated Lender promptly to do so (and, in any event, prior to 15 days before the expiration of the time to file any such proof), and (B) vote such claim on behalf of Subordinated Lender in any such Proceeding upon the failure of Subordinated Lender to do so prior to two (2) Business Days before the expiration of the time to vote any such claim; provided, that Senior Lender shall have no obligation to execute, verify, deliver or file any such proof of claim or to vote any such claim.  In the event that Senior Lender votes any claim in accordance with the authority granted hereby, Subordinated Lender shall not be entitled to change, rescind or withdraw such vote, and Senior Lender shall not be liable in any way to Subordinated Lender as a result of such vote;

(b)         Subordinated Lender agrees not to initiate or prosecute, or encourage any other Person to initiate or prosecute, any claim, action or other proceeding challenging the enforceability of the Senior Debt, the Senior Debt Documents or any Liens securing the Senior Debt;

(c)         Subordinated Lender agrees not to object on any grounds to (i) any sale of Collateral agreed to by Senior Lender, (ii) any motion by Senior Lender for relief from automatic stay or to release any Lien in any such proceeding to foreclose on, sell or otherwise realize upon the Collateral, (iii) any use of cash collateral by Borrower under Section 363 of the Bankruptcy Code that is permitted by Senior Lender, (iv) any borrowing by Borrower from Senior Lender, or (v) any grant of a Lien by any Person in favor of Senior Lender (or any agent therefore) under Section 364 of the Bankruptcy Code;

(d)         upon any distribution to creditors of Borrower in a liquidation or dissolution of Borrower, (i) Senior Lender will be entitled to receive payment in full in cash of all amounts payable under or in respect of the Senior Debt (including interest accrued after the commencement of such Proceeding) before Subordinated Lender will be entitled to receive from Borrower or its assets any payment under or in respect of the Subordinated Debt, (ii) until Senior Lender has received such payment in full in cash, any distribution from Borrower or its assets to which Subordinated Lender would otherwise be entitled shall be made to Senior Lender (or one or more trustees or representatives acting on its behalf), and Subordinated Lender irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions, and Subordinated Lender also irrevocably authorizes, empowers and directs Senior Lender to demand, sue for, collect and receive every such payment or distribution; provided, however, that in any such distribution to creditors Subordinated Lender shall be entitled to receive indebtedness of Borrower subordinated upon terms substantially identical to the terms hereof, and (iii) Subordinated Lender agrees to execute and deliver promptly to Senior Lender or its representative such further instruments as Senior Lender may reasonably request to confirm the authorization referred to in the foregoing clause (ii);

(e)         the Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative Rights and priorities of Senior Lender and Subordinated Lender even if all or part of the Senior Debt or the Liens securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such Proceeding unless such subordination, set aside, avoidance or disallowance is ordered by a court of competent jurisdiction in a final, non-appealable order based on the bad faith, gross negligence or willful misconduct of Senior Lender, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned to Borrower or any trustee by any holder of Senior Debt or any representative of such holder other than in connection with any subordination, set aside, avoidance or disallowance ordered by a court of competent jurisdiction in a final, non-appealable order based on the bad faith, gross negligence or willful misconduct of Senior Lender; and

(f)          notwithstanding anything in this Agreement to the contrary, in any such Proceeding Subordinated Lender may receive and retain Reorganization Subordinated Securities if (i) Subordinated Lender and Senior Lender shall have entered into such supplements to or modifications of this Agreement as Senior Lender may reasonably request to reflect the continued subordination of the Reorganization Subordinated Securities to the Senior Debt (or notes or other securities issued in substitution of all or a portion of the Senior Debt) to the same extent as provided herein, (ii) such Reorganization Subordinated Securities do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Debt has at least the same benefit of such obligation of such Person, and (iii) such Reorganization Subordinated Securities do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Debt.

8.      Restrictions on Subordinated Debt.  Until the Senior Debt is paid in full in cash and all of Senior Lender’s commitments to extend credit under the Senior Debt Documents have terminated, Subordinated Lender may not, without Senior Lender’s prior written consent, amend, modify, or supplement the Subordinated Debt Documents to (a) create additional Subordinated Debt by extending credit under the Subordinated Debt Documents, or otherwise increase the outstanding principal amount of the Subordinated Debt, (b) shorten the final maturity or accelerate any scheduled amortization or other required payments of principal or interest under the Subordinated Debt, (c) add new covenants or make the existing covenants, if any, more restrictive, or (d) increase the rate of interest charged on the Subordinated Debt.

9.      Additional Agreements; Modifications of Senior Debt Documents.

(a)         The Rights set forth in this Agreement of Senior Lender as against Subordinated Lender shall remain in full force and effect without regard to, and shall not be impaired by: (i) any act or failure to act on the part of Borrower; (ii) any extension or indulgence in respect of any payment or prepayment of the Senior Debt or any part therefor in respect of any other amount payable to Senior Lender; (iii) any exercise or non-exercise by Senior Lender of any Right under or in respect of any Senior Debt or any waiver of any such Right or any default in respect of any Senior Debt, (iv) any dealing with or action against any collateral securing any Senior Debt or any receipt by Senior Lender of any security, (v) any failure by Senior Lender to properly perfect, or any avoidance by a court or lapse of, any a security interest in any security for the payment of any Senior Debt, (vi) any merger or consolidation of Borrower with or into any of its affiliates or subsidiaries or with or into any other Person, (vii) any sale of capital stock or reorganization of Borrower or any other “change in control” transaction involving Borrower; (viii) any transfer of any or all of Borrower’s property and assets to any other Person; or (ix) the absence of any notice to, or knowledge by, Subordinated Lender of the existence or occurrence of any of the matters or events set forth in this Agreement.

(b)         Without notice to Subordinated Lender and without impairing or releasing the obligations of Borrower and Subordinated Lender hereunder, Senior Lender and Borrower may modify the Senior Debt Documents in any way whatsoever, including, without limitation, to (i) create Senior Debt by extending credit under the Senior Loan Agreement (up to the maximum principal amount of $10,000,000); (ii) change the terms of or increase the amount of the Senior Debt (up to the maximum principal amount of $10,000,000) by increasing, extending, rearranging, amending, supplementing, or otherwise modifying any instrument or agreement creating or governing Senior Debt; (iii) sell, exchange, release, or otherwise deal with any collateral securing any Senior Debt; (iv) release anyone, including Borrower or any guarantor, liable in any manner for the payment or collection of any Senior Debt; (v) add covenants or make the existing covenants more restrictive; and (vi) apply any sums received by Senior Lender, from whatever source, to the payment of the Senior Debt; provided, however the terms of the Senior Debt Documents relating to the Valley Permitted Payments shall not be modified so as to be less favorable to the interests of Valley Seller than those under the original Senior Debt Documents.

10.    Assignment.  Until all of the Senior Debt is paid in full in cash and all of Senior Lender’s commitments to extend credit under the Senior Debt Documents have terminated, Subordinated Lender covenants and agrees that it will not sell, assign, or otherwise transfer or encumber the Subordinated Debt, any part thereof, or any interest therein, without first obtaining and delivering to Senior Lender the written consent and agreement of the purchaser, pledgee, assignee, or transferee of the Subordinated Debt, or the applicable part thereof or interest therein, to comply with and be subject to all of the terms, conditions and provisions of this Agreement.  Subordinated Lender may not assign any of its rights or obligations under this Agreement without the prior written consent of Senior Lender, which shall not be unreasonably withheld.  Senior Lender’s Rights under this Agreement may be assigned to or shared in whole or in part with another lender in connection with any partial or complete assignment, redemption, refinancing or transfer of the Senior Debt.

11.         Future Senior Secured Credit Facility.

(a)         Subordinated Lender acknowledges and understands that in all likelihood, one or more Senior Secured Credit Facilities, as defined herein, will be entered into by Borrower, and that any Senior Secured Lender thereunder is intended to participate in and be a third party beneficiary of this Agreement, and at such time, as to any such Senior Secured Lender:

(i)           the Subordinated Debt shall be included and referenced in the exact same manner as herein (for the benefit of Senior Lender and the Senior Secured Lender);

(ii)          the Senior Debt shall be limited in amount, included and referenced in the exact same manner as herein (for the benefit of Subordinated Lender);

(iii)         no additional payment blockage, remedy blockage and other Rights of Senior Lender and covenants of Borrower and Subordinated Lender may be added to the Rights of Senior Lender and covenants of Borrower and Subordinated Lender contained herein; and

(iv)         this Agreement will be amended and/or the Senior Secured Lender will require a subordination agreement to be entered into by Senior Lender and Subordinated Lender (any such amended Agreement or other subordination agreement that the Senior Secured Lender requires Senior Lender and Subordinated Lender to enter into, a “Senior Secured Subordination Agreement”); provided, however, that the terms of such Senior Secured Subordination Agreement shall not, in the aggregate, be less favorable to Subordinated Lender than the terms of this Agreement.

(b)         Subordinated Lender hereby agrees to execute and deliver a Senior Secured Subordination Agreement, as described in subsection (a) above, in conjunction with any and all future Senior Secured Credit Facilities entered into by Borrower

12.         Payments.  Subject to Section 2(f) of this Agreement, the Senior Debt shall be paid in full in cash and the Senior Loan Agreement terminated before any payment or distribution shall be made on account of any Subordinated Debt, and Subordinated Lender will hold for the benefit of Senior Lender and pay over to Senior Lender, in the form received (with any necessary endorsements), to be applied to the Senior Debt, any and all moneys, dividends, or other assets received on account of the Subordinated Debt.

13.         Notice.  Unless otherwise provided, any consent, waiver, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by mail, on the third (3rd) Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (b) if by any other means, when actually delivered.  Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party is set forth below their respective signatures.

14.         Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against Borrower, Senior Lender and Subordinated Lender and (to the extent permitted herein) their respective successors and assigns.

15.         Amendment.  This Agreement may only be waived, amended, modified, or terminated by a written agreement signed by the party against whom enforcement of any such waiver, amendment, modification, or termination is sought.

16.         Governing Law.  This Agreement must be construed, and its performance enforced, under New York law, regardless of the Laws that might otherwise govern under principles of conflicts of laws.

17.         Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York, in New York County, and the federal courts in the Southern District of New York.  Each of the parties (a) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (b) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (c) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

18.         Unenforceable Provisions; Injunctive Relief.

(a)         If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless shall remain enforceable.  However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by Law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.

(b)         The parties hereto agree that if Subordinated Lender or Borrower violates any of the provisions of this Agreement, in addition to any other remedy available at Law or in equity, Senior Lender will be entitled to seek specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

19.         Multiple Counterparts.  This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Facsimile or pdf transmission of any signed original document or retransmission of any signed facsimile or pdf transmission will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile or pdf transmission by signing a duplicate original document.

20.         Jury Waiver.  Senior Lender, Subordinated Lender and Borrower hereby voluntarily, knowingly, irrevocably and unconditionally waive any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) between or among any of Senior Lender, Subordinated Lender and Borrower arising out of or in any way related to this Agreement or any relationship between or among any of Senior Lender, Subordinated Lender and Borrower.  This provision is a material inducement to Senior Lender to provide the financing under the Senior Loan Agreement.

21.         Reinstatement and Termination.

(a)         If at any time any payment of the principal of or interest on the Senior Debt or Subordinated Debt is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of Borrower, Senior Lender and Subordinated Lender under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time.

(b)         Subject to subsection (a) above, this Agreement and all obligations under this Agreement shall terminate upon the earlier of (i) the repayment in full in cash of all Senior Debt and the termination of all of Senior Lender’s commitments to extend credit under the Senior Debt Documents or (ii) the repayment in full of the Subordinated Debt and the termination of the Subordinated Debt Documents (except for any provisions thereof, such as indemnification provisions, which by their terms survive termination).

22.         Intercreditor Issues.  To the extent that the terms of this Agreement directly conflict with a provision in any of the Subordinated Debt Documents, the terms of this Agreement shall control.

23.         Attorneys’ and Consultants’ Fees and Expenses.  As a material inducement to Subordinated Lender entering this Agreement, Borrower agrees to pay all of Subordinated Lenders’ expenses, including but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with this Agreement and any further or additional agreements or documents requested or required to be executed by Subordinated Lender pursuant to this Agreement.  Buyer shall pay all such fees and expenses within ten (10) days of invoice.

24.         ENTIRETY.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BY AND AMONG SENIOR LENDER, SUBORDINATED LENDER AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT.

[Signatures appear on the following page(s)]

IN WITNESS WHEREOF, the parties have executed and delivered this Subordination and Intercreditor Agreement as of the date first written above.

BORROWER:	SENIOR LENDER:

Valley Anesthesia, Inc.	Deerpath Funding, LP
a Delaware corporation	a Delaware limited partnership,
as Agent and Lender

By:	Deerpath Funding General Partner, Inc.
its general partner
By:	/s/ Joseph J. Bianco
Name: Joseph J. Bianco
Title: Chief Executive Officer
By:	/s/ James H. Kirby
Name: James H. Kirby
Title: President
Address:	845 Third Avenue, 6th Floor
	New York, New York 10022	Address:	405 Lexington Avenue, 71st Floor
Attention:	Anil Narang		New York, NY 10174
Fax No.:	(646) 290-5001	Attn:	James H. Kirby
		Fax No.:	(646) 417-7095

SUBORDINATED LENDER:

Valley Anesthesia Educational
Programs, Inc.
an Iowa corporation

By:	/s/ Barbara J. Paradise
Name: Barbara J. Paradise
Title: Vice-President

Address:	1995 County Club Blvd.
Clive, IA 50325
Attention:	Barbara Paradise
Fax No.:	(515) 221-0194